NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5196
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

Alon USA Energy, Inc.
Investors: Claire A. Hart
Senior Vice President
972.367. 3649

Media: Rebecca Speer
214.635.3021
rspeer@lewispublicrelations.com
or
Blake Lewis
214.635.3020
blewis@lewispublicrelations.com

ALLIANCE DATA SIGNS MULTI-YEAR EXPANSION AND RENEWAL AGREEMENT WITH ALON USA

Alliance Data to Launch New Co-brand Credit Card Program for Alon USA’s FINA-branded Stores; Renews
Agreement to Continue Providing Private Label Credit Card Services

DALLAS, Texas, Oct. 25, 2007 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed a multi-year expansion and renewal agreement with Alon USA Energy, Inc. (NYSE:ALJ) to provide co-brand and private label credit cards services for Alon’s FINA-branded convenience stores.

Through this agreement, Alliance Data will provide an integrated credit and marketing solution for the FINA card program at Alon’s approximately 1,100 store locations throughout the southwest United States. A client of Alliance Data’s since 1987, Alon is an independent refiner and marketer of petroleum products with annual sales exceeding $3 billion.

The new co-brand credit card program will complement Alon’s existing FINA private label credit card program, providing select customer segments with an alternate card choice for making purchases. As is consistent with the private label credit card program, the co-brand offering will be targeted to customers that meet Alliance Data’s traditional credit quality standards. Both card programs will include points-based reward incentives geared toward strengthening brand-affinity and customer loyalty. Cardholders will earn rebates based on fuel and convenience store purchases, and will receive rewards on future purchases.

Under the terms of the agreement, Alliance Data will provide the following services for Alon across the entirety of the FINA credit card program: account acquisition and activation; receivables funding and credit risk management; credit authorization; card issuance; statement generation; remittance processing; marketing and customer service functions associated with the card programs.

“We have a very collaborative relationship with Alliance Data. The introduction of the co-brand credit card program will provide our customers with an additional purchasing option and a new way to earn rewards with us. Both card programs are an effective means of further extending our brand and delivering a meaningful value proposition for our customers,” said Judge Dobrient, general manager for marketing at Alon

“Consumers today can easily select one corner gas station or convenience store over another; our integrated credit and marketing solution will help Alon improve customer loyalty by giving them additional value via the branded card program,” said Ivan Szeftel, president of Retail Services for Alliance Data. “Our unique insight into consumers’ shopping behaviors plays a direct role in helping Alon better understand their customers, and therefore communicate and market more effectively to them. This new co-brand credit card program will effectively complement the FINA private label credit program – growing the overall footprint of the program for greatest business impact.”

About Alon

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007.  The company cannot provide any assurance that the proposed merger transaction  will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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